									Exhibit 12.1
PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	Years Ended December 31,
	2016		2015		2014		2013		2012
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations before income taxes	$453,103		$332,954		$228,820		$408,136		$378,546
AFUDC - equity	(12,576)		(9,325)		(7,002)		(15,930)		(25,469)
AFUDC - debt	(9,304)		(7,575)		(5,611)		(11,261)		(22,216)
Total	431,223		316,054		216,207		380,945		330,861
Fixed charges:
Interest expense	355,139		356,696		367,308		392,264		392,216
Other interest	12,576		9,325		7,002		15,930		25,469
Portion of rentals representative of the interest factor (a)	8,061		8,980		10,732		10,257		10,251
Total	375,776		375,001		385,042		418,451		427,936
Earnings available for combined fixed changes	$806,999		$691,055		$601,249		$799,396		$758,797
Ratio of Earnings to Fixed Changes	$2.15	x	$1.84	x	$1.56	x	$1.91	x	$1.77	x

(a) Represents interest portion of rents estimated at 33 1/3 percent.